Exhibit 3.2

CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK OF NEXIMMUNE, INC.

NexImmune, Inc., a Delaware corporation (“Company”), does hereby certify that the Board of Directors of the Company (“Board”) adopted the following resolution:

RESOLVED, pursuant to authority conferred by the Sixth Amended and Restated Certificate of Incorporation of the Company, the Board designates, creates and authorizes a series of preferred stock, par value $0.0001 per share, with the powers (including voting powers), designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations, and restrictions thereof, as follows.

1.
Number and Designation.  There is one authorized share of this series, designated “Series A Preferred Stock”.

2.
Voting.  Except as provided in this Section 2 or required by law, the Series A Preferred Stock shall not entitle the holder thereof, as such, to vote on any matter.  At any meeting of stockholders at which any Voting Proposal is submitted to a vote (“Voting Proposal Meeting”), if the aggregate number of shares of common stock, par value $0.0001 per share (“Common Stock”), present in person or by proxy and entitled to vote thereon that voted “for” such Voting Proposal is greater than the aggregate number of shares of Common Stock present in person or by proxy and entitled to vote thereon that voted “against” or “abstain” on such Voting Proposal, then the Series A Preferred Stock shall entitle the holder thereof, as such, to (i) vote together with the holders of Common Stock as a single class on such Voting Proposal and (ii) cast a number of votes, in person or by proxy, on such Voting Proposal equal to the number of shares of Common Stock outstanding on the record date for determining stockholders entitled to vote on such Voting Proposal (such number of votes, the “Votes”); provided, however, that, notwithstanding anything to the contrary herein, for purposes of determining the existence of a quorum at a Voting Proposal Meeting, the Series A Preferred Stock shall be deemed to entitle the holder thereof, as such, to have the voting power that is equal to the Votes.  For this purpose, “Voting Proposal” means a proposal to approve (i) the liquidation and dissolution of the Company and any related plan of liquidation and dissolution (“Dissolution Proposal”), (ii) an adjournment of any meeting at which a Dissolution Proposal is presented to stockholders, or (iii) any other matter the Board determines (in its sole discretion) is related to a Dissolution Proposal.

3.
Liquidation Preference.  Upon the liquidation, dissolution or winding up of the Company, the Series A Preferred Stock shall entitle the holder thereof, as such, to receive $0.01, payable in cash out of funds legally available therefor, by reason of its ownership thereof, which shall be paid prior to the payment of any amounts to the holders of Common Stock in connection with such liquidation, dissolution or winding up, and no more.  Any series of preferred stock authorized and issued by the Company following the effectiveness of this Certificate of Designation may rank senior or junior to, or on parity with, the Series A Preferred Stock, as determined by the terms of such series of preferred stock.

4.
Dividends.  No dividends shall be paid on the Series A Preferred Stock.

5.
Redemption.  The Series A Preferred Stock may be redeemed at any time at the option of the Board (in its sole discretion) for $0.01, payable in cash and only out of funds legally available therefor.

6.
Merger or Consolidation.  In the event of a merger or consolidation of the Company with or into another entity (whether or not the Company is the surviving entity), the holder of Series A Preferred Stock shall not be entitled to receive any consideration in respect thereof.

7.
Uncertificated.  The Series A Preferred Stock shall be uncertificated.

8.
Transfer Restriction.  The holder of the Series A Preferred Stock shall not, directly or indirectly, transfer (by sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, bequest, devise or descent, by operation of law or by any other transfer or disposition of any kind, including to any receivers, creditors, trustees in bankruptcy or other insolvency proceeding) such share to any other person or entity without the prior written consent of the Board (acting in its sole discretion); provided that this sentence shall not prohibit the grant or delivery of a proxy to any person designated or appointed by the Company to act on behalf of the holders of the Company’s capital stock who have so granted a proxy in connection with any Voting Proposal.  A purported transfer in violation of this Section 8 shall be null and void ab initio.

9.
Amendments.  In addition to any vote required by law, any amendment to the provisions of this Certificate of Designation shall require the approval of the holder of the Series A Preferred Stock, voting as a separate class.

* * * * *

In Witness Whereof, the undersigned has caused this Certificate to be signed by a duly authorized officer on the date set forth below.

NEXIMMUNE, INC.

By:	/s/ Kristi Jones
Name:	Kristi Jones
Title:	Chief Executive Officer

Dated: June 11, 2024